Exhibit 10.9(a)
                                                                 ---------------

                             POWER PURCHASE CONTRACT

                                     BETWEEN

                       SOUTHERN CALIFORNIA EDISON COMPANY

                                       AND

                               ZOND SYSTEMS, INC.

                                   MONOLITH II

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                                TABLE OF CONTENTS

SECTION           TITLE                                              PAGE
-------           -----                                              ----

   1.             PROJECT SUMMARY                                       1

   2.             DEFINITIONS                                           5

   3.             TERM                                                 10

   4.             GENERATING FACILITY                                  11

   5.             OPERATING OPTIONS                                    22

   6.             INTERCONNECTION FACILITIES                           24

   7.             ELECTRIC LINES AND ASSOCIATED EASEMENTS              26

   8.             METERING                                             27

   9.             POWER PURCHASE PROVISIONS                            29

   10.            PAYMENT AND BILLING PROVISIONS                       40

   11.            TAXES                                                44

   12.            TERMINATION                                          44

   13.            LIABILITY                                            45

   14.            INSURANCE                                            47

   15.            UNCONTROLLABLE FORCES                                49

   16.            NONDEDICATION OF FACILITIES                          51

   17.            PRIORITY OF DOCUMENTS                                51

   18.            NOTICES AND CORRESPONCENCE                           52

   19.            PREVIOUS COMMUNICATIONS                              52

   20.            NONWAIVER                                            52

   21.            SUCCESSORS AND ASSIGNS                               53

   22.            EFFECT OF SECTION HEADINGS                           53

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   23.            GOVERNING LAW                                        54

   24.            MULTIPLE ORIGINALS                                   54

                  SIGNATURES                                           54

                  INTERCONNECTION FACILITIES AGREEMENT            APPENDIX A

                  FORECAST OF ANNUAL AS-AVAILABLE
                       CAPACITY PAYMENT SCHEDULE                  APPENDIX B

                  FORECAST OF ANNUAL MARGINAL COST
                  OF ENERGY PAYMENT SCHEDULE                      APPENDIX C

                  TOU-8 RATE SCHEDULE RULE 21                     APPENDIX D

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1.      PROJECT SUMMARY

        This Contract is entered into between Southern California Edison Company ("Edison") and Zond Systems, Inc. ("Zond"), a California corporation, acting in its own behalf and in behalf of other owners, if any, as Project Manager, collectively referred to as ("Seller"). Seller is willing to construct, own, and operate a Qualifying Facility and sell electric power to Edison and Edison is willing to purchase electric power delivered by Seller to Edison at the Point of Interconnection pursuant to the terms and conditions set forth as follows:

        1.1     All Notices shall be sent to Seller at the following address:

                        Zond Systems, Inc.

                        112 South Curry Street

                        P.O. Box 276

                        Tehachapi, CA 93561

                        Attention: Director of Operations, and Zond Systems,
                        Inc.

                        1693 Mission Drive

                        Suite 297

                        Solvang, CA 93463

                        Attention: General Counsel

        1.2     Seller's Generating Facility:

                    a.  Nameplate Rating: 7000 kW.

                    b. Location: Sections 33 and 34, Township 12 North, Range 14 West, SBB&M.

                    c.  Type: Small Power Production Facility

                    d.  Delivery of power to Edison at a nominal 12,000 volts.

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                    e.  Seller shall commence construction of the Generating
                        Facility by January 1985.

        1.3     Edison Customer Service District:

                Antelope Valley

                42060 10th Street W

                Lancaster, CA 93534.

        1.4     Location of Edison Operating Switching Center:

                Antelope Substation

                9634 West Avenue J

                Lancaster, CA 93534

        1.5     Contract Capacity:  7,000 kW

                1.5.1   Estimated as-available capacity: 7,000 kW.

                1.5.2   Firm Capacity: 0 kW.

        1.6     Expected annual production: 24,000,000 kWh.

        1.7     Expected Firm Operation for each generating unit(s): 1985.

        1.8     Contract Term:  30 years.

        1.9     Operating Options pursuant to Section 5:

                [ ] Operating Option I. Entire Generator output to be sold to Edison. No electric service or standby service -- required.

                [X] Operating Option II. Entire Generator output to be sold to Edison with separate electric service required.

                        a. Electric service Tariff Schedule No. GS-1 pursuant to Section 10.2.

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                        b.      Contract demand: N/A.

                [ ] Operating Option III. Excess generator output to be sold to Edison with Seller serving own load.

                        c. Electric service Tariff Schedule No. ___ pursuant to Section 10.2.

                        d.      Contract demand ____ kW.

                        e.      Standby Demand ____ kW pursuant to Section 10.2.

                        f. Maximum electrical requirements expected ____ kW.

                        g. Standby electric service Tariff Schedule No. ___ pursuant to Section 10.2.

                        h.      Minimum monthly charge for standby service
                                _____.

        1.10 Interconnection Facilities Agreement pursuant to Section 6 shall be: Seller Owned and Operated Basis (Appendix A)

        1.11    The Capacity Payment Option selected by Seller pursuant to
                Section 9.1 shall be As-available capacity based upon: Forecast of Annual As-Available Capacity Payment Schedule. The as-available capacity price (first year):

                                  $81 kW-yr.  (Appendix B)

        1.12    The Energy Payment Option selected by Seller pursuant to
                Section 9.2 shall be:

                [X] Option 1 - Forecast of Annual Marginal Cost of Energy in effect at date of execution of this Contract.
                        (Appendix C)

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                [ ]     Option 2 - Levelized Forecast of Marginal Cost of Energy
                        in effect at date of execution of this Contract. Levelized Forecast for expected date of Firm Operation is 6.90/kWh. For the energy payment refund pursuant to
                        Section 9.5 under Option 2, Edison's Incremental Cost of Capital is 15%. Seller may change once between Options 1 and 2, provided Seller delivers written notice of such change at least 90 days prior to the date of Firm Operation. For Option 1 or 2, Seller elects to receive the following percentages in 20% increments, the total of which shall equal 100%:

                100 Percent of Forecast of Marginal Cost of Energy (Annual or Levelized),and

                0 Percent of Edison's published avoided cost of energy based on Edison's full avoided operating costs as updated periodically and accepted by the Commission.

        1.13    Metering Location

                Seller elects metering location pursuant to Section 8 as follows: Seller's side of the Interconnection Facilities. Loss compensation factor is equal to .5%, pursuant to Section 8.3.

2.      DEFINITIONS

        When used with initial capitalizations, whether in the singular or in the plural, the following terms shall have the following meanings:

        2.1 Appendix A: Interconnection Facilities Agreement - Seller Owned and Operated Basis

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        2.2     Appendix B: Forecast of Annual As Available Capacity Payment
                Schedule

        2.3     Appendix C: Forecast of Annual Marginal Cost of Energy

        2.4     Appendix D: TOU-8 Tariff Rule; Rule 21

        2.5 Capacity Payment Schedule(s): Published capacity payment schedule(s) as authorized by the Commission for as-available or firm capacity.

        2.6 Commission: The Public Utilities Commission of the State of California.

        2.7 Contract: This document and Appendices, as amended from time to time.

        2.8 Contract Capacity: The electric power producing capability of the Generating Facility.

        2.9 Contract Term: Period in years commencing with date of Firm Operation for the first generating unit(s) during which Edison shall purchase electric power from Seller.

        2.10    Edison: The Southern California Edison Company.

        2.11 Edison Electric System Integrity: The state of operation of Edison's electric system in a manner which is deemed to minimize the risk of injury to persons and/or property and enables Edison to provide adequate and reliable electric service to its customers.

        2.12 Emergency: A condition or situation which in Edison's sole judgment affects Edison Electric System Integrity.

        2.13 Energy: Kilowatthours generated by the Generating Facility which are purchased by Edison at the Point of Interconnection.

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        2.14    Firm Operation: The date upon which the Parties agree testing of the first generating unit has been completed and the unit is capable of commercial operation.

        2.15    First Period: The period of the Contract Term specified in
                Section 3.1.

        2.16 Forced Outage: Any outage other than a scheduled outage of the Generating Facility that fully or partially curtails its electrical output.

        2.17 Generating Facility: All of Seller's generators, including all protective and other associated equipment and improvements related thereto, necessary to produce electrical power at Seller's Facility excluding associated land, land rights, and interests in land.

        2.18 Generator: The generator(s) and associated prime mover(s), which are a part of the Generating Facility.

        2.19 Interconnection Facilities: Those protection, metering, electric line(s), and other facilities required in Edison's sole judgment to permit an electrical interface between Edison's system and the Generating Facility in accordance with Edison's Tariff Rule No. 21 titled Cogeneration and Small Power Production Interconnection Standards filed with the Commission and attached hereto as Appendix D.

        2.20 Interconnection Facilities Agreement: That document which is specified in Section 1.10 and is attached hereto.

        2.21 KVAR: Reactive kilovolt-ampere, a unit of measure of reactive power.

        2.22 Operate: To provide the engineering, purchasing, repair, supervision, training, inspection, testing, protection, operation, use, management,

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                replacement, retirement, reconstruction, and maintenance of and for the Generating Facility in accordance with applicable California utility standards and good engineering practices.

        2.23 Operating Representatives: Individual(s) appointed by each Party for the purpose of securing effective cooperation and interchange of information between the Parties in connection with administration and technical matters related to this Contract.

        2.24    Parties: Edison and Seller.

        2.25    Party: Edison or Seller.

        2.26 Peak Months: Those months in which the Edison annual system peak demand could occur. Currently, but subject to change with notice, the peak months for the Edison system are June, July, August, and September.

        2.27 Point of Interconnection: The point where the transfer of electrical energy between Edison and Seller takes place.

        2.28 Project: The Generating Facility and Interconnection Facilities required to permit operation of Seller's Generator in parallel with Edison's electric system.

        2.29 Project Manager: The entity responsible for operating and maintaining the Project on behalf of the owner(s) thereof.

        2.30 Protective Apparatus: That equipment and apparatus installed by Seller and/or Edison pursuant to Section 4.2.

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        2.31    Qualifying Facility: Small Power Production Facility which meets the criteria as defined in Title 18, Code of Federal
                Regulations, Section 292.201 through 292.207 as of the execution date of this Contract.

        2.32    Second Period: The period of the Contract Term specified in
                Section 3.2.

        2.33    Seller: The Party identified in Section 1.0.

        2.34 Seller's Facility: The premises and equipment of Seller located as specified in Section 1.2.

        2.35 Small Power Production Facility: The facilities and equipment which use biomass, waste, or renewable resources, including wind, solar, geothermal, and water, to produce electrical energy as defined in Title 18, Code of Federal Regulations, Section
                292.201 through 292.207 as of the execution date of this Contract.

        2.36 Summer Period: Defined in Edison's Tariff Schedule No. TOU-8 as now in effect or as may hereafter be authorized by the Commission.

        2.37 Tariff Schedule No. TOU-8: Edison's time-of-use energy tariff for electric service exceeding 500 kW, as now in effect or as may hereafter be authorized by the Commission.

        2.38 Uncontrollable Forces: Any occurrence beyond the control of a Party which causes that Party to be unable to perform its obligations hereunder and which a Party has been unable to overcome by the exercise of due diligence, including but not limited to flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, strike, labor dispute, action or

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                inaction of legislative, judicial, or regulatory agencies, or other proper authority, which may conflict with the terms of this Contract, or failure, threat of failure or sabotage of facilities which have been maintained in accordance with good engineering and operating practices in California.

        2.39 Winter Period: Defined in Edison's Tariff Schedule No. TOU-8 as now in effect or as may hereafter be authorized by the Commission.

3.      TERM

        This Contract shall be effective upon execution by the Parties and shall remain effective until either Party gives 90 days prior written notice of termination to the other Party, except that such notice of termination shall not be effective to terminate this Contract prior to expiration of the Contract Term specified in Section l.8.

        3.1 The First Period of the Contract Term shall commence upon date of Firm Operation but not later than 5 years from the date of execution of this Contract and shall be for 10 years.

        3.2 The Second Period of the Contract Term shall commence upon expiration of the First Period and shall continue for the remainder of the Contract Term.

4.      GENERATING FACILITY

        4.1     Ownership

                The Generating Facility shall be owned by Seller.

                4.1.1 If the identity of the Project Manager changes for any reason, Edison shall have the right to approve the new Project Manager. Such approval shall be withheld only if the assets, financial

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                        condition, or operating capability of the proposed
                        replacement Project Manager gives Edison reasonable cause to doubt such entity's ability to adequately perform the duties of the Project Manager. To facilitate such approval, Edison may request Seller to furnish any material reasonably necessary for Edison to prudently approve a change in Project Manager. Therefore, except as in conflict with law, any financing documents, partnership agreements, or management contracts which specify the Project Manager's role shall specifically provide for Edison's right of approval of any such Project Manager. Such change in Project Manager and the approval thereof by Edison shall not operate to reduce the rights and obligations of the project owners under the Contract.

                4.1.2 The Project Manager shall have the authority to contract for the owners of the Project on all matters pertaining to the implementation of this Contract. The Project Manager shall provide Edison with satisfactory evidence of its authority to act on behalf of the owners of the Project. Such evidence shall include, but not be limited to, authenticated copies of any partnership agreement(s), fictitious business name statement(s), certificate(s) of partnership, and management agreement(s). The Project Manager shall also provide Edison with authenticated copies of the

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                        agreement(s), if any, appointing the Project Manager for
                        purposes of this Contract.

                4.1.3 Edison's obligations to purchase capacity and Energy shall be contingent upon the compliance by Seller with the terms and conditions of this Section 4.1

        4.2     Design

                4.2.1   Seller, at no cost to Edison, shall:

                        a.      Design the Generating Facility.

                        b. Acquire all permits and other approvals necessary for the construction, operation, and maintenance of the Generating Facility.

                        c. Complete all environmental impact studies necessary for the construction, operation, and maintenance of the Generating Facility.

                        d. Furnish and install the relays, meters, power circuit breakers, synchronizer, and other control and Protective Apparatus as shall be agreed to by the Parties as being necessary for proper and safe operation of the Project in parallel with Edison's electric system.

                4.2.2   Edison shall have the right to:

                        a. Review the design of the Generating Facility's electrical system and the Seller's Interconnection Facilities. Such review may include, but not be limited to, the Generator, governor,

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                                excitation system, synchronizing equipment,
                                protective relays, and neutral grounding. The Seller shall be notified in writing of the outcome of the Edison review within 30 days of the receipt of all specifications for both the Generating Facility and the Interconnection Facilities. Any flaws perceived by Edison in the design shall be described in Edison's written notice.

                        b. Request modifications to the design of the Generating Facility's electrical system and the Seller's Interconnection Facilities. Such modifications shall be required if necessary to maintain Edison Electric System Integrity when in parallel with the Edison electric system.

                4.2.3 Seller shall provide individual power factor correction capacitors for each induction-type generator. Such capacitors shall be switched on and off simultaneously with each of the associated induction-type generator(s) of the Generating Facility. The KVAR rating of such capacitors shall be the highest standard value which will not exceed such generators no-load KVAR requirement. Seller shall not install power factor correction in excess of that required by this Section unless agreed to in writing by the Parties.

                4.2.4 Seller shall not locate any part of a wind-driven generating unit of the Generating Facility within a distance 1.25 times the height of a wind turbine structure of an existing electric utility 33 kV, 66 kV, or 115 kV transmission line right of way or within three rotor blade

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                        diameters of an existing electric utility 220 kV or 500
                        kV transmission line right of way or any proposed transmission line right of way of which Edison is pursuing regulatory approval for construction.

        4.3     Construction

                Edison shall have the right to review, consult with, and make recommendations regarding Seller's construction schedule and to monitor the construction and start-up of the Project. Seller shall notify Edison, at least one year prior to Firm Operation, of changes in Seller's Construction Schedule which may affect the date of Firm Operation.

        4.4     Operation

                4.4.1 The Generating Facility and Seller's Protective Apparatus shall be operated and maintained in accordance with applicable California utility industry standards and good engineering practices with respect to synchronizing, voltage and reactive power control. Edison shall have the right to monitor operation of the Project and may require changes in Seller's method of operation if such changes are necessary, in Edison's sole judgment, to maintain Edison Electric System Integrity.

                4.4.2 Seller shall notify in writing Edison's Operating Representative at least 14 days prior to:

                        (a) the initial testing of Seller's Protective Apparatus; and

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                        (b)     the initial parallel operation of Seller's
                                Generators with Edison's electrical system.

                        Edison shall have the right to have a representative present at each event.

                4.4.3 Edison shall have the right to require Seller to disconnect the Generator from the Edison electric system or to reduce the electrical output from the Generator into the Edison electric system, whenever Edison determines, in its sole judgement, that such a disconnection is necessary to facilitates maintenance of Edison's facilities, or to maintain Edison Electric System Integrity. Each Party shall endeavor to correct, within a reasonable period, the condition on its system which necessitates the disconnection or the reduction of electrical output. The duration of the disconnection or the reduction in electrical output shall be limited to the period of time such a condition exists.

                4.4.4 The Generating Facility shall be operated with all of Seller's Protective Apparatus in service whenever the Generator is connected to or is operated in parallel with the Edison electric system. Any deviation for brief periods of emergency or maintenance shall only be by agreement of the Parties.

                4.4.5 Each Party shall keep the other Party's Operating Representative informed as to the operating schedule of their respective facilities affecting each other's operation hereunder, including any reduction

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                        in Contract Capacity availability. In addition, Seller
                        shall provide Edison with reasonable advance notice regarding its scheduled outages including any reduction in Contract Capacity availability. Reasonable advance notice is as follows:

                        SCHEDULED OUTAGE                  ADVANCE NOTICE
                        EXPECTED DURATION                    TO EDISON
                        ------------------------          --------------
                        Less than one day                    24 Hours
                        One day or more
                          (except major overhauls)            1 Week
                          Major overhaul                     6 Months

                4.4.6 Notification by each Party's Operating Representative of outage date and duration should be directed to the other Party's Operating Representative by telephone.

                4.4.7 Seller shall not schedule major overhauls during Peak Months.

                4.4.8 Seller shall maintain an operating log at Seller's Facility with records of: real and reactive power production; changes in operating status, outages, Protective Apparatus operations; and any unusual conditions found during inspections. In addition, Seller shall maintain records applicable to the Generating Facility, including the electrical characteristics of the Generator and settings or adjustments of the Generator control equipment and protective devices. Information maintained pursuant to this Section 4.4.8 shall be provided to Edison, within 30 days of Edison's request.

                4.4.9 If, at any time, Edison doubts the integrity of any of Seller's Protective Apparatus and believes that such loss of integrity would impair the Edison Electric System Integrity, Seller shall

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                        demonstrate, to Edison's satisfaction, the correct
                        calibration and operation of the equipment in question.

                4.4.10  Seller shall test all protective devices specified in
                        Section 4.2 with qualified Edison personnel present at intervals not to exceed four years.

                4.4.11 Seller shall, to the extent possible, provide reactive power for its own requirements, and where applicable, the reactive power losses of interfacing transformers. Seller shall not deliver excess reactive power to Edison unless otherwise agreed upon between the Parties.

                4.4.12 Seller warrants that, at the date of initial energy deliveries and during the term of this Contract, its Generating Facility shall meet the Qualifying Facility requirements established as of the effective date of this Contract by the Federal Energy Regulatory Commission's rules (18 Code of Federal Regulations 292), implementing the Public Utility Regulatory Policies Act of 1978 (16 U.S.C.A. 796, et seq.).

                4.4.13 The Seller warrants that the Generating Facility shall at all times conform to all applicable laws and regulations. Seller shall obtain and maintain any governmental authorizations and permits for the continued operation of the Generating Facility. If at any time Seller does not hold such authorizations and permits, Seller agrees to reimburse Edison for any loss which Edison incurs as a result of

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                        the Seller's failure to maintain governmental
                        authorization and permits.

                4.4.14 At Edison's request, Seller shall make all reasonable effort to deliver power at an average rate of delivery at least equal to the Contract Capacity during periods of Emergency. In the event that the Seller has previously scheduled an outage coincident with an Emergency, Seller shall make all reasonable efforts to reschedule the outage. The notification periods listed in Section 4.4.5 shall be waived by Edison if Seller reschedules the outage.

        4.5     Maintenance

                4.5.1 Seller shall maintain the Generating Facility in accordance with applicable California utility industry standards and good engineering and operating practices. Edison shall have the right to monitor such maintenance of the Generating Facility. Seller shall maintain and deliver a maintenance record of the Generating Facility to Edison's Operating Representatives upon request.

                4.5.2 Seller shall make a reasonable effort to schedule routine maintenance during Off-Peak Months. Outages for scheduled maintenance shall not exceed a total of 30 peak hours for the Peak Months.

                4.5.3   The allowance for scheduled maintenance is as follows:

                        a. Outage periods for scheduled maintenance shall not exceed 840 hours (35 days) in any 12-month period. This allowance may

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                                be used in increments of an hour or longer on a
                                consecutive or nonconsecutive basis.

                        b. Seller may accumulate unused maintenance hours on a year-to-year basis up to a maximum of 1,080 hours (45 days). This accrued time must be used consecutively and only for major overhauls.

        4.6 Any review by Edison of the design, construction, operation, or maintenance of the Project is solely for the information of Edison. By making such review, Edison makes no representation as to the economic and technical feasibility, operational capability, or reliability of the Project. Seller shall in no way represent to any third party that any such review by Edison of the Project, including but not limited to, any review of the design, construction, operation, or maintenance of the Project by Edison is a representation by Edison as to the economic and technical feasibility, operational capability, or reliability of said facilities. Seller is solely responsible for economic and technical feasibility, operational capability, and reliability thereof.

5.      OPERATING OPTIONS

        5.1 Seller shall elect in Section 1.9 to Operate its Generating Facility in parallel with Edison's electric system pursuant to one of the following options:

                a. Operating Option I: Seller agrees to sell the entire Generator output to Edison with no electrical service required from Edison.

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                b.      Operating Option II: Seller agrees to sell the entire
                        Generator output to Edison with electrical service required from Edison.

                c. Operating Option III: Seller agrees to sell to Edison only that portion of the Generator output in excess of Seller's electrical service requirements. As much as practicable, Seller intends to serve its electrical requirements from the Generator output and will require electrical standby from Edison as designated in
                        Section 1.9.

        5.2 After expiration of the First Period of the Contract Term, Seller may change the Operating Option, but not more than once per year upon at least 90 days prior written notice to Edison. Edison shall not be required to remove or reserve capacity of Interconnection Facilities made idle by a change in operating options. Edison may dedicate any such idle Interconnection Facilities, owned by Edison, at any time to serve other customers or to interconnect with other electric power sources. Edison shall process requests for changes of operating option in the chronological order received.

                5.2.1 When the Seller wishes to reserve Interconnection Facilities paid for by the Seller but idled by a change in operation option, Edison shall impose a special facilities charge related to the operation and maintenance of the Interconnection Facility. When the Seller no longer needs said facilities for which it has paid, the Seller shall receive credit for the net salvage value of the Interconnection

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                        Facilities dedicated to Edison's use. If Edison is able
                        to make use of these facilities to serve other customers, the Seller shall receive the fair market value of the facilities determined as of the date the Seller either decides no longer to use said facilities or fails to pay the required maintenance fee.

6.      INTERCONNECTION FACILITIES

        6.1 The Parties shall execute an Interconnection Facilities Agreement selected by Seller in Section 1.10, covering the design, installation, operation and maintenance of the Interconnection Facilities required in Edison's sole judgment, to permit an electrical interface between the Parties pursuant to Edison's Tariff Rule No. 21.

        6.2 The cost for the Interconnection Facilities set forth in the appendices specified in Section 1.10, are estimates only for Seller's information and will be adjusted to reflect recorded costs after installation is complete; except that, upon Seller's written request to Edison, Edison shall provide a binding estimate which shall be the basis for the Interconnection Facilities cost in the Interconnection Facilities Agreement executed by the Parties.

        6.3 The nature of the Interconnection Facilities and the Point of Interconnection shall be set forth either by equipment lists or appropriate one-line diagrams and shall be attached to the appropriate appendix specified in Section 1.10.

        6.4 The design, installation, operation, maintenance, and modifications of the Interconnection Facilities shall be at Seller's expense.

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        6.5     Seller shall not commence parallel operation of the Generating
                Facility until written approval for operation of the Interconnection Facilities has been received from Edison. The Seller shall notify Edison at least forty-five days prior to the initial energizing of the Point of Interconnection. Edison shall have the right to inspect the Interconnection Facilities within thirty days of receipt of such notice. If the facilities do not pass Edison's inspection, Edison shall provide in writing the reasons for this failure within five days of the inspection.

        6.6 Seller, at no cost to Edison, shall acquire all permits and approvals and complete all environmental impact studies necessary for the design, installation, operation, and maintenance of the Interconnection Facilities.

7.      ELECTRIC LINES AND ASSOCIATED EASEMENTS

        7.1 Edison shall, as it deems necessary or desirable, build electric lines, facilities and other equipment, both overhead and underground, on and off Seller's Facility, for the purpose of effecting the agreements contained in this Contract. The physical location of such electric lines, facilities and other equipment on Seller's Facility shall be determined by agreement of the Parties.

        7.2 Seller shall reimburse Edison for the cost of acquiring property rights off Seller's Facility required by Edison to meet its obligations under this Contract.

        7.3 Seller shall grant to Edison, without cost to Edison, and by an instrument of conveyance, acceptable to Edison, rights of way, easements and other property interests necessary to construct, reconstruct, use, maintain, alter,

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                add to, enlarge, repair, replace, inspect and remove, at any time, the electric lines, facilities or other equipment, both overhead and underground, which are required by Edison to effect the agreements contained in the Contract. Seller shall also grant the rights of ingress and egress at all reasonable times necessary for Edison to perform the activities contemplated in the Contract.

        7.4 The electric lines, facilities, or other equipment referred to in this Section 7 installed by Edison on or off Seller's Facility shall be and remain the property of Edison.

        7.5 Edison shall have no obligation to Seller for any delay or cancellation due to inability to acquire a satisfactory right of way, easements, or other property interests.

8.      METERING

        8.1 All meters and equipment used for the measurement of electric power for determining Edison's payments to Seller pursuant to this Contract shall be provided, owned, and maintained by Edison at Seller's expense in accordance with Edison's Tariff Rule No. 21.

        8.2 All meters and equipment used for billing Seller for electric service provided to Seller by Edison under Operating Options II or III shall be provided, owned, and maintained by Edison at Edison's expense in accordance with Edison's Tariff Rule No. 16.

        8.3 The meters and equipment used for measuring the Energy sold to Edison shall be located on the side of the Interconnection Facilities as specified by Seller in Section 1.13. If the metering equipment is located on the Seller's side of the Interconnection Facilities, then a loss compensation factor agreed upon by the Parties shall be applied. At the written request of the Seller, and at Seller's sole expense, Edison shall measure actual transformer losses. If the actual measured value differs from the agreed-upon loss compensation factor, the actual value shall be applied prospectively. If the meters are placed on Edison's side of the Interconnection Facilities, service shall be provided at the available transformer high-side voltage.

        8.4 For purposes of monitoring the Generator operation and the determination of standby charges, Edison shall have the right to require, at Seller's expense, the installation of generation metering. Edison may also require the installation of telemetering equipment at Seller's expense for Generating Facilities equal to or greater than 10 MW.

        8.5 Edison's meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested, or adjusted by Edison. Seller shall be given reasonable notice of testing and have the right to have its Operating Representative present on such occasions.

        8.6 Edison's meters installed pursuant to this Contract shall be tested by Edison, at Edison's expense, at least once each year and at any reasonable time upon request by either Party, at the requesting Party's expense. If Seller makes such request, Seller shall reimburse said expense to Edison within thirty days after presentation of a bill therefor.

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        8.7     Metering equipment found to be inaccurate shall be repaired, adjusted, or replaced by Edison such that the metering accuracy of said equipment shall be within two percent. If metering equipment inaccuracy exceeds two percent, the correct amount of Energy and Contract Capacity delivered during the period of said inaccuracy shall be estimated by Edison and agreed upon by the Parties.

9.      POWER PURCHASE PROVISIONS

        Prior to the date of Firm Operation, Seller shall be paid for Energy only pursuant to Edison's published avoided cost of energy based on Edison's full avoided operating cost as periodically updated and accepted by the Commission. If at any time Energy can be delivered to Edison and Seller is contesting the claimed jurisdiction of any entity which has not issued a license or other approval for the Project, Seller, in its sole discretion and risk, may deliver Energy to Edison and, for any Energy purchased by Edison, Seller shall receive payment from Edison for (i) Energy pursuant to this Section, and (ii) as-available capacity based on a capacity price from the Standard Offer No. 1 Capacity Payment Schedule as approved by the Commission. Unless and until all required licenses and approvals have been obtained, Seller may discontinue deliveries at any time.

        9.1     Capacity Payments

                Seller shall sell to Edison and Edison shall purchase from Seller capacity pursuant to the capacity payment option selected by Seller in Section 1.11. The Capacity Payment Schedules will be based on Edison's full avoided operating costs as approved by the Commission throughout the life of this

                Contract. Data used to derive Edison's full avoided costs will be made available to the Seller, to the extent specified by Seller upon request.

                9.1.1 Capacity Payment Option A - As Available Capacity. Seller shall be paid a monthly capacity payment calculated pursuant to the following formula;

        Monthly Capacity Payment =  (A x D) + (B x D) + (C x D)

                        Where A  =  kWh purchased by Edison during on-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              B  =  kWh purchased by Edison during mid-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              C  =  kWh purchased by Edison during off-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              D  =  The appropriate time differentiated capacity
                                    price from the Forecast of Annual
                                    As-Available Capacity Payment Schedule as specified by Seller in Section 1.11.

                        9.1.1.1 The formula set forth in Section 9.1.1 shall be computed as follows:

                                    a.  During the First Period of the Contract
                                        Term D shall equal the appropriate time
                                        differentiated capacity price from the
                                        Forecast of Annual As-Available Capacity
                                        Payment Schedule.

                                    b.  During the Second Period of the Contract
                                        Term, the formula shall be computed with D equal to the

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                                        appropriate time differentiated capacity
                                        price from Standard Offer No. 1 Capacity
                                        Payment Schedule, but not less than the
                                        greater of (i) the appropriate time
                                        differentiated capacity price from the
                                        Forecast of Annual As-Available Capacity
                                        Payment Schedule for the last year of
                                        the First Period, or (ii) the
                                        appropriate time differentiated capacity price from the Standard Offer No. 1 Capacity Payment Schedule for the first year of the Second Period.

        9.2     Energy Payments - First Period

                During the First Period of the Contract Term, Seller shall be paid a monthly energy payment for the Energy delivered by the Seller to Edison at the Point of Interconnection pursuant to the energy payment option selected by Seller in Section 1.12, as follows. (Data used to derive Edison's Energy payments for the First Period will be made available to the Seller, to the extent specified by Seller, upon request.)

                9.2.1 Energy Payment Option 1 - Forecast of Annual Marginal Cost of Energy.

                        If Seller selects energy payment option 1, then during the First Period of the Contract Term, Seller shall be paid a monthly energy payment for Energy delivered by Seller and purchased by Edison during each month in the First Period of the Contract Term pursuant to the following formula:

         monthly energy Payment  =  (A x D) + (B x D) + (C x D)

                        Where A  =  kWh purchased by Edison during on-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              B  =  kWh purchased by Edison during mid-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              C  =  kWh purchased by Edison during off-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              D  =  The sum of:
                                    (i) the appropriate time differentiated
                                    energy price from the Forecast of Annual
                                    Marginal Cost of Energy, multiplied by the decimal equivalent of the percentage of the forecast specified in Section 1,12, and
                                    (ii)the appropriate time differentiated
                                    energy price from Edison's published avoided cost of energy multiplied by the decimal equivalent of the percentage of the published energy price specified in
                                    Section 1.12.

                9.2.2 Energy Payment Option 2 - Levelized Forecast of Marginal Cost of Energy.

                        If Seller selects energy payment option 2, then during the First Period of the Contract Term, Seller shall be paid a monthly energy payment for Energy delivered by Seller and purchased by Edison each month during the First Period of the Contract Term pursuant to the following formula:

          Monthly Energy Payment = (A x D) + (B x D) + (C x D)

                        Where A  =  kWh purchased by Edison during on-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              B  =  kWh purchased by Edison during mid-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              C  =  kWh purchased by Edison during off-peak
                                    periods defined in Edison's Tariff Schedule
                                    No. TOU-8.

                              D  =  The sum of:

                                    (i) the appropriate time differentiated
                                    energy price from the Levelized Forecast of Marginal Cost of Energy, for the First Period of the Contract Term multiplied by the decimal equivalent of the percentage of the levelized forecast specified in Section 1.12, and (ii) the appropriate time differentiated energy price from Edison's published avoided cost of energy multiplied by the decimal equivalent of the percentage of the published energy price specified in
                                    Section 1.12.

                        9.2.2.2 Performance Requirement for Energy Payment Option 2

                                    During the First Period when the annual
                                    forecast referred to in Section 9.2.1 is greater than the levelized forecast referred to in Section 9.2.2, Seller shall deliver to Edison at least 70 percent of the average annual kWh

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

                                    delivered to Edison during those previous periods when the levelized forecast referred to in Section 9.2.2 is greater than the annual forecast referred to in Section 9.2.1 as resource conditions permit for solar, wind, and hydro Generating Facilities and excluding uncontrollable forces. If Seller does not meet the performance requirements of this Section 9.2.2.1, Seller shall be subject to Section 9.5.

        9.3     Energy Payments - Second Period

                During the Second Period of the Contract Term, Seller shall be paid a monthly energy payment for Energy delivered by Seller and purchased by Edison at a rate equal to 100% of Edison's published avoided cost of energy based on Edison's full avoided operating cost as updated periodically and accepted by the Commission, pursuant to the following formula:

         monthly energy payment  =  kWh purchased by Edison for each on-peak, mid-peak, and off-peak time period defined in Edison's Tariff Schedule No. TOU-8

                                 x Edison's published avoided cost of energy by time of delivery for each time period.

                Data used to derive Edison's full avoided costs will be made available to the Seller, to the extent specified by Seller, upon request.

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

        9.4 Edison shall not be obligated to accept or pay for Energy, and may request Seller whose Generating Facility is one (1) MW or greater to discontinue or reduce delivery of Energy, for not more than 300 hours annually during off-peak hours when (i) purchases would result in costs greater than those which Edison would incur if it did not purchase Energy from Seller but instead utilized an equivalent amount of Energy generated from another Edison source, or (ii) the Edison Electric System demand would require that Edison hydro-energy be spilled to reduce generation.

        9.5     Energy Payment Refund

                If Seller elects energy payment option 2, Seller shall be subject to the following:

                9.5.1 If Seller fails to perform the Contract obligations for any reason during the First Period of the Contract Term, or fails to meet the performance requirements set forth in Section 9.2.2.1, and at the time of such failure to perform, the net present value of the cumulative Energy payments received by Seller pursuant to energy payment option 2 exceeds the net present value of what Seller would have been paid pursuant to energy payment option 1, Seller shall make an energy payment refund equal to the difference in such net present values in the year in which the refund is due. The present value calculation shall be based upon the rate of Edison's incremental cost of capital specified in Section 1.12.

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

                9.5.2 Not less than 90 days prior to the date Energy is first delivered to the Point of Interconnection, Seller shall provide and maintain a performance bond, surety bond, performance insurance, corporate guarantee, or bank letter of credit, satisfactory to Edison, which shall insure payment to Edison of the energy payment refund at any time during the First Period. Edison may, in its sole discretion accept another form of security except that in such instance a 1-1/2 percent reduction shall then apply to the levelized forecast referred to in
                        Section 9.2.2 in computing payments for Energy. Edison shall be provided with certificates evidencing Seller's compliance with the security requirements in this Section which shall also include the requirement that Edison be given 90 days prior written notice of the expiration of such security.

                9.5.3 If Seller fails to provide replacement security not less than 60 days prior to the date of expiration of existing security, the energy payment refund provided in
                        Section 9.5 shall be payable forthwith. Thereafter, payments for Energy shall be 100 percent of the monthly energy payment provided in Section 9.2.1.

                9.5.4 If Edison at any time determines the security to be otherwise inadequate, and so notifies Seller, payments thereafter for Energy shall be 100 percent of the monthly energy payment provided in Section 9.2.1. If within 30 days of the date Edison gives notice of such inadequacies, Seller satisfies Edison's security requirements, energy payment option 2 shall be reinstated. If Seller fails to satisfy Edison's security requirements within the 30-day period, the energy payment refund provided in
                        Section 9.5 shall be payable forthwith.

10.     PAYMENT AND BILLING PROVISIONS

        10.1    For Energy and capacity purchased by Edison:

                10.1.1 Edison shall mail to Seller not later than thirty days after the end of each monthly billing period (1) a statement showing the Energy and Contract Capacity delivered to Edison during the on-peak, mid-peak, and off-peak periods, as those periods are specified in Edison's Tariff Schedule No. TOU-8 for that monthly billing period, (2) Edison's computation of the amount due Seller, and (3) Edison's check in payment of said amount.

                10.1.2 If the monthly payment period involves portions of two different published Energy payment schedule periods, the monthly Energy payment shall be prorated on the basis of the percentage of days at each price.

                10.1.3 If the payment period is less than 27 days or greater than 33 days, the capacity payment shall be prorated on the basis of the average days per month per year.

                10.1.4 If within thirty days of receipt of the statement Seller does not make a report in writing to Edison of an error, Seller shall be deemed to have waived any error in Edison's statement,

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                        computation, and payment, and they shall be considered
                        correct and complete.

        10.2    For electric service provided by Edison:

                10.2.1 Under Operating Option III pursuant to Section 5.1, standby electric service shall be provided under terms and conditions of Edison's tariff schedule indicated below as now in effect or as may hereafter be authorized by the Commission to be revised. The applicable tariff schedules are:

                              STANDBY TARIFF
                                SCHEDULE NO.        ELECTRIC SERVICE TARIFF
                             ----------------       -----------------------
                                   SCG-1                 TOU-8 or GS-2
                                   SCG-2                     TOU-8
                                   SCG-3                     TOU-8

                        10.2.1.1 (Applicable to SCG-1 only) The Standby Demand for calculation of the standby charge in SCG-1 as specified in Section 1.9. Edison reserves the right to adjust the Standby Demand based on recorded demand during periods standby power is required.

                        10.2.1.2 (Applicable to SCG-I only) The capacity rating for determination of standby waiver qualifications shall be Contract Capacity plus the maximum electric load served by the Generating Facility during the on-peak time period recorded during the preceding 12-month time period.

                        10.2.1.3 A minimum monthly charge may be established for standby electric service as provided in the tariff schedule elected in Section 1.9. Said minimum monthly charge shall be specified in Section 1.9.

                10.2.2 Under Operating Options II and III pursuant to Section 5.1, electric service shall be provided under terms, conditions, and rates of Edison's tariff schedule indicated below as now in effect or as may hereafter be authorized by the Commission to be revised. The applicable tariff schedule is:

                                    TOU-8, GS-1 or
                                    GS-2

                        The contract demand for calculation of the minimum demand charge in the applicable tariff schedules is specified in Section 1.9.

                10.2.3 Edison shall commence billing Seller for electric service rendered pursuant to the applicable tariff schedule on the date that the Point of Interconnection is energized.

        10.3 Monthly charges associated with Interconnection Facilities shall be billed pursuant to the Interconnection Facilities Agreement contained in the Appendix specified in Section 1.10.

        10.4    Energy Payment Refund

                Energy payment refund is immediately due and payable upon Seller's failure to perform the contract obligations as specified in Section 9.5.

11.     TAXES

        11.1 Seller shall pay ad valorem taxes and other taxes properly attributable to the Project. If such taxes are assessed or levied against Edison, Seller shall pay Edison for such assessment or levy.

        11.2 Seller shall pay ad valorem taxes and other taxes properly attributed to land, land rights, or interest in land for the Project. If such taxes are assessed or levied against Edison, Seller shall pay Edison for such assessment or levy.

        11.3 Edison shall pay ad valorem taxes and other taxes properly attributed to Interconnection Facilities they own. If such taxes are assessed or levied against Seller, Edison shall pay Seller for such assessment or levy.

        11.4 Seller or Edison shall provide information concerning the Project to any requesting taxing authority.

12.     TERMINATION

        12.1 This Contract shall terminate if Firm Operation does not occur within 5 years of the date of Contract execution.

13.     LIABILITY

        13.1 Each Party (First Party) releases the other Party (Second Party), its directors, officers, employees and agents from any loss, damage, claim, cost, charge, or expense of any kind or nature (including any direct, indirect or consequential loss, damage, claim, cost, charge, or expense), including attorneys' fees and other costs of litigation, incurred by the First Party in connection with damage to property of the First Party caused by or arising out of the Second Party's construction, engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use or ownership of its facilities, to the extent that such loss, damage, claim, cost, charge, or expense is caused by the negligence of Second Party, its directors, officers, employees, agents, or any person or entity whose negligence would be imputed to Second Party.

        13.2 Each Party shall indemnify and hold harmless the other Party, its directors, officers, and employees or agents from and against any loss, damage, claim, cost, charge, or expense of any kind or nature (including direct, indirect or consequential loss, damage, claim, cost, charge, or expense), including attorneys' fees and other costs of litigation, incurred by the other Party in connection with the injury to or death of any person or damage to property of a third party arising out of the indemnifying Party's construction, engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use, or ownership of its facilities, to the extent that such loss, damage, claim, cost, charge, or expense is caused by the negligence of the indemnifying Party, its directors, officers, employees, agents, or any person or entity whose negligence would be imputed to the indemnifying Party; provided, however, that each Party shall be solely responsible for and shall bear all cost of claims brought by its contractors or its own employees and shall indemnify and hold harmless the other Party for any such costs including costs arising out of any workers compensation law. Seller releases and shall defend and indemnify Edison from any claim, cost, loss, damage, or

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                liability arising from any contrary representation concerning the effect of Edison's review of the design, construction, operation, or maintenance of the Project.

        13.3 The provisions of this Section 13 shall not be construed so as to relieve any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.

        13.4 Neither Party shall be indemnified under this Section 13 for its liability or loss resulting from its sole negligence or willful misconduct.

14.     INSURANCE

        14.1 Until Contract is terminated, Seller shall obtain and maintain in force as hereinafter provided comprehensive general liability insurance, including contractual liability coverage, with a combined single limit of not less than $1,000,000 each occurrence. The insurance carrier or carriers and form of policy shall be subject to review and approval by Edison.

        14.2 Prior to the date Seller's Generating Facility is first operated in parallel with Edison's electric system, Seller shall (i) furnish certificate of insurance to Edison, which certificate shall provide that such insurance shall not be terminated nor expire except on thirty days prior written notice to Edison,
                (ii) maintain such insurance in effect for so long as Seller's Generating Facility is operated in parallel with Edison's electric system, and (iii) furnish to Edison an additional insured endorsement with respect to such insurance in substantially the following form:

                        "In consideration of the premium charged, Southern California Edison Company (Edison) is named as additional insured with respect to all liabilities arising out of Seller's use and ownership of Seller's Generating Facility. "The inclusion of more than one insured under this policy shall not operate to impair the rights of one insured against another insured and the coverages afforded by this policy will apply as though separate policies had been issued to each insured. The inclusion of more than one insured will not, however, operate to increase the limit of the carrier's liability. Edison will not, by reason of its inclusion under this policy, incur liability to the insurance carrier for payment of premium for this policy.

                        "Any other insurance carried by Edison which may be applicable shall be deemed excess insurance and Seller's insurance primary for all purposes despite any conflicting provisions in Seller's policy to the contrary."

                If the requirement of Section 14.2(iii) prevents Seller from obtaining the insurance required in Section 14.1, then upon written notification by Seller to Edison Section 14.2(iii) shall be waived.

        14.3 The requirements of this Section 14 shall not apply to Seller who is a self-insured governmental agency with established record of self-insurance.

        14.4 If Seller fails to comply with the provisions of this Section 14, Seller shall, at its own cost, defend, indemnify, and hold harmless Edison, its directors, officers, employees, agents, assigns, and successors in interest from and against any and all loss, damage, claim, cost, charge, or expense of any kind or nature (including direct, indirect or consequential loss, damage, claim, cost, charge, or expense, including attorneys' fees and other costs of litigation) resulting from the death or injury to any person or damage to any property, including the personnel and property of Edison, to the extent that Edison would have been protected had Seller complied with all of the provisions of this Section 14.

15.     UNCONTROLLABLE FORCES

        15.1 Neither Party shall be considered to be in default in the performance of any of the agreements contained in this Contract, except for obligations to pay money, when and to the extent failure of performance shall be caused by an Uncontrollable Force.

        15.2 If either Party because of an Uncontrollable Force is rendered wholly or partly unable to perform its obligations under this Contract, the Party shall be excused from whatever performance is affected by the Uncontrollable Force to the extent so affected provided that:

                (1) the nonperforming Party, within two weeks after the occurrence of the Uncontrollable Force, gives the other Party written notice describing the particulars of the occurrence,

                (2) the suspension of performance is of no greater scope and of no longer duration than is required by the Uncontrollable Force,

                (3) the nonperforming Party uses its best efforts to remedy its inability to perform (this subsection shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the Party having the difficulty.

                (4) when the nonperforming Party is able to resume performance of its obligations under this Contract, that Party shall give the other Party written notice to that effect.

        15.3 In the event that either Party's ability to perform cannot be corrected when the Uncontrollable Force is caused by the actions or inactions of legislative, judicial or regulatory agencies or other proper authority, this Contract may be amended to comply with the legal or regulatory change which caused the nonperformance. If a loss of Qualifying Facility status occurs due to an Uncontrollable Force and Seller fails to make the changes necessary to maintain its Qualifying Facility status, the Seller shall compensate Edison for any economic detriment incurred by Edison as a result of such failure.

16.     NONDEDICATION OF FACILITIES

        Neither Party, by this Contract, dedicates any part of its facilities involved in this Project to the public or to the service provided under the Contract, and such service shall cease upon termination of the Contract.

17.     PRIORITY OF DOCUMENTS

        If there is a conflict between this document and any Appendix, the provisions of this document shall govern.

        Each Party shall notify the other immediately upon the determination of the existence of any such conflict.

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18.     NOTICES AND CORRESPONDENCE

        All notices and correspondence pertaining to this Contract shall be in writing and shall be sufficient if delivered in person or sent by certified mail, postage prepaid, return receipt requested, to Seller as specified in Section 1.1, or to Edison as follows:

                Southern California Edison Company
                Post Office Box 800
                Rosemead, California 91770
                Attention: Secretary

        All notices sent pursuant to this Section 18 shall be effective when received, and each Party shall be entitled to specify as its proper address any other address in the United States upon written notice to the other Party.

19.     PREVIOUS COMMUNICATIONS

        This Contract contains the entire agreement and understanding between the Parties, their agents, and employees as to the subject matter of this contract, and merges and supersedes all prior agreements, commitments, representations, and discussions between the Parties. No Party shall be bound to any prior obligations, conditions, or representations with respect to the subject matter of this Contract.

20.     NONWAIVER

        None of the provisions of the Contract shall be considered waived by either Party except when such waiver is given in writing. The failure of either Edison or Seller to insist in any one or more instances upon strict performance of any of the provisions of the Contract or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue to remain in full force and effect.

21.     SUCCESSORS AND ASSIGNS

        Neither Party shall voluntarily assign its rights nor delegate its duties under this Contract, or any part of such rights or duties, without the written consent of the other Party, except in connection with the sale or merger of a substantial portion of its properties. Any such assignment or delegation made without such written consent shall be null and void. Consent for assignment shall not be withheld unreasonably. Such assignment shall include, unless otherwise specified therein, all of Seller's rights to any refunds which might become due under this Contract.

22.     EFFECT OF SECTION HEADINGS

        Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.

23.     GOVERNING LAW

        This Contract shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

24.     MULTIPLE ORIGINALS

        This Contract is executed in two counterparts, each of which shall be deemed an original.

SIGNATURES

        IN WITNESS WHEREOF, the Parties hereto have executed this Contract this 22 of June, 1984.

                                        SOUTHERN CALIFORNIA EDISON COMPANY


                                        By   /s/ Edward A. Myers, Jr.
                                          --------------------------------------
                                             Edward A. Myers, Jr.
                                             Vice President


                                        ZOND SYSTEMS, INC.


                                        By   /s/ Daniel G. Reynolds
                                          --------------------------------------
                                             Daniel G. Reynolds
                                             Vice President

                                   APPENDIX A

                      INTERCONNECTION FACILITIES AGREEMENT

                         SELLER OWNED AND OPERATED BASIS

                                   APPENDIX A

         INTERCONNECTION FACILITIES - SELLER OWNED AND OPERATED FACILITY

A.l Seller shall design, purchase, construct, operate and maintain Seller owned Interconnection Facilities at its sole expense. Edison shall have the right to review the design as to the adequacy of the Protective Apparatus provided. Any additions or modifications required by Edison shall be incorporated by Seller.

A.2 Notwithstanding the provisions of Section 13, Seller, having elected to own, operate, and maintain the Interconnection Facilities, shall accept all liability and release Edison from and indemnify Edison against any liability for faults or damage to Seller's Interconnection Facility, the Edison electric system and the public as a result of the operation of Seller's project, except that Edison shall not be indemnified for its liability or loss resulting from its sole negligence or willful misconduct.

A.3 Edison shall have the right to observe the construction of the Interconnection Facilities, and inspect said facilities after construction is completed at the Seller's expense.

A.4 Facilities which are deemed necessary by Edison for the proper and safe operation of the Interconnection Facilities and which Seller desires Edison to own and operate at Seller's expense shall be provided as appendant facilities. Edison shall own, operate and maintain any necessary appendant facilities which may be installed in connection with the Interconnection Facilities at Seller's expense. Edison may, as it deems necessary, modify the aforementioned facilities at Seller's expense.

A.5 Seller shall install at Seller's expense its portion of the appendant facilities in accordance with Rule 21. Within 30 days after installation is complete, Seller shall transfer ownership of the appendant facilities to Edison in a manner acceptable to Edison.

A.6 Maintenance of facilities referred to in Section A.4 shall be paid by Seller pursuant to the attached Application and Contract for Interconnection Facilities Plus Operation and Maintenance.

A.7 To the extent that Edison deems it necessary to effect the arrangements contemplated by this Agreement, Edison may, from time to time, request the Seller to design, install, operate, maintain, modify, replace, repair or remove any or all of the Interconnection Facility. Such equipment and/or Protective Apparatus shall be treated as Interconnection Facilities and added to the Interconnection Facilities Contract by amendment pursuant to Section A.4.

A.8 Edison shall have the right to review any changes in the design of the Interconnection Facilities and recommend modification(s) to the design as it deems necessary for proper and safe operation of the Project when in parallel with the Edison electric system.

                                                        ATTACHMENT TO APPENDIX A
                                                        ------------------------


             APPLICATION AND CONTRACT FOR INTERCONNECTION FACILITIES
                         PLUS OPERATION AND MAINTENANCE

        The Seller hereby requests the Southern California Edison Company (Edison) to provide the appendant facilities described on the last page hereof and by this reference herein incorporated, hereinafter called "Interconnection Facilities." Interconnection Facilities as defined and used herein are a group of Added Facilities which have been designated as Interconnection Facilities, to accommodate negotiation and preparation of contracts for parallel generation projects. Interconnection Facilities, as are Added Facilities, shall be provided in accordance with the applicable Tariff Schedules of Edison. Such Interconnection Facilities are to be owned, operated and maintained by Edison.

        In consideration of Edison's acceptance of this application, Seller hereby agrees to the following:

1. Edison shall have the right to observe the construction of the Interconnection Facilities and inspect and test said facilities after construction is completed at the Seller's expense.

2. Seller shall pay a monthly charge for the Interconnection Facilities' operation and maintenance in the amount of .9% of the added equipment investment as determined by Edison and as entered by Edison on the last page hereof. The monthly charge shall be adjusted periodically in accordance with the pro-rata operation and maintenance charges for added facilities pursuant to Rule No. 2.II 2b. The monthly charge may be based upon estimated costs of the Interconnection Facilities and when the recorded book cost of the Interconnection Facilities has been determined by Edison, the charges shall be adjusted retroactively to the date when service is first rendered by means of such

        Interconnection Facilities. Additional charges resulting from such adjustment shall, unless other terms are mutually agreed upon, be payable within thirty (30) days from the date of presentation of a bill therefor. Any credits resulting from such adjustment will, unless other terms are mutually agreed upon, be refunded upon demand of Seller.

3. Whenever a change is made in the Interconnection Facilities which results in changes in the added equipment investment, the monthly charge will be adjusted on the basis of the revised added equipment investment. The cost of such change shall be payable by Seller within sixty (60) days from the date of presentation of a bill therefor. The description of the Interconnection Facilities will be amended by Edison on the last page hereof to reflect any changes in equipment, installation and removal cost, amount of added equipment investment, and monthly charge resulting from any such change in the Interconnection Facilities or adjustment as aforesaid.

4. The monthly charges payable hereunder shall commence upon the date when said Interconnection Facilities are available for use but not before service is first established and rendered through Edison's normal facilities and shall first be payable when Edison shall submit the first energy bill after such date and shall continue until the abandonment of such Interconnection Facilities by Seller, subject to the provisions of Paragraphs 3. and 4. hereof.

5. Seller agrees to utilize said Interconnection Facilities in accordance with good operating practice and to reimburse Edison for damage to said Facilities occasioned or caused by the Seller or any of his agents, employees or licensees.

        Failure so to exercise due diligence in the utilization of said Interconnection Facilities will give Edison the right to terminate this agreement.

6. This Application and Contract for Interconnection Facilities supplements the appropriate application and contract(s) for electric service presently in effect between Seller and Edison.

DATED:                                         SELLER:  Zond Systems, Inc.

WITNESS:                                       BY: /s/ Daniel G. Reynolds
        ---------------------                      -----------------------------
                                                       Daniel G. Reynolds
                                                       Vice President

Approved and Accepted for
SOUTHERN CALIFORNIA EDISON COMPANY             Mail (Address) P.O. Box 800
                                               Rosemead, CA 91770

By:  /s/Edward A. Meyers, Jr.
   --------------------------
        Edward A. Myers, Jr.
        Vice President

SERVICE ADDRESS:  Sections 33 and 34, Township 12 North, Range
14 West, SBB&M.

DATE APPLICANT DESIRES INTERCONNECTION FACILITIES

AVAILABLE:  05-01-85

DATE APPLICANT WILL BEGIN CONSTRUCTION OF THE GENERATING FACILITY:

January 1, 1985

DESCRIPTION OF INTERCONNECTION FACILITIES:

        Time of use metering

TOTAL COST OF INTERCONNECTION FACILITIES*:           ESTIMATED $6,100

ADDED INVESTMENT*:                                   ESTIMATED $6,100

ADDED INVESTMENT:  RECORDED BOOK COST                $_______________

ESTIMATED INSTALLATION AND REMOVAL COST*:            $-0-

DATE SERVICE FIRST RENDERED BY MEANS OF THE
INTERCONNECTION FACILITIES:_____________________


*Cost estimates are for information purposes only and are not binding unless provided in writing by Edison pursuant to a written request by Seller.

                                   APPENDIX B

                         FORECAST OF ANNUAL AS-AVAILABLE

                            CAPACITY PAYMENT SCHEDULE

                       SOUTHERN CALIFORNIA EDISON COMPANY
                            LONG TERM STANDARD OFFER
                     CAPACITY PAYMENT SCHEDULE - FORECAST OF
                            AS AVAILABLE CAPACITY(1)

                                    As Available Capacity(2)
Line No.          Year                   ($/Kw-year)
----------      --------            ------------------------
1                 1984                       76
2                 1985                       81
3                 1986                       87
4                 1987                       94
5                 1988                       101
6                 1989                       109
7                 1990                       117
8                 1991                       126
9                 1992                       148
10                1993                       158
11                1994                       169

                            SEASONAL TIME OF DELIVERY

                                                       As Available Capacity(2)
Line No.          Year      Season      Period             ((cent)/KWh)
----------      --------    --------    ----------     -----------------------
1.                1984      Summer      On-Peak                7.854
2.                                      Mid-Peak               0.120
3.                                      Off-Peak               0.000

4.                          Winter      On-Peak                1.516
5.                                      Mid-Peak               0.424
6.                                      Off-Peak               0.022

----------

1   This forecast to be used in conjunction with Capacity Payment Option A.

2 The annual as-available capacity ($/kW-yr) will be converted to a seasonal time-of-delivery ((cent)/kWh) value that is consistent with as-available time-of-delivery rates currently authorized by the Commission for Avoided As-Available Capacity.

* In subsequent years, the annual as-available capacity ($/kW-yr) will be converted to a seasonal time-of-delivery ((cent)/kWh) value that is consistent with as-available time-of-delivery rates currently authorized by the Commission for Avoided As-Available Capacity.

                                   APPENDIX C

                   FORECAST OF ANNUAL MARGINAL COST OF ENERGY

                       SOUTHERN CALIFORNIA EDISON COMPANY
                            LONG TERM STANDARD OFFER
              ENERGY PAYMENT SCHEDULE - FORECAST OF ANNUAL MARGINAL
                                 COST OF ENERGY(1)


                                       Annual Marginal
                                      Cost of Energy (2)
Line No.          Year                ((cent)/kWh-year)
----------      --------            -----------------------
1                 1984                       5.6
2                 1985                       5.7
3                 1986                       6.0
4                 1987                       6.4
5                 1988                       6.9
6                 1989                       7.6
7                 1990                       8.1
8                 1991                       8.6
9                 1992                       9.3
10                1993                       10.1
11                1994                       10.9

                            SEASONAL TIME OF DELIVERY

                                                            Annual Marginal
                                                            Cost of Energy *
Line No.          Year      Season      Period                ((cent)/kWh)
----------      --------    --------    ----------     -----------------------
1.                1984      Summer      On-Peak                  6.1
2.                                      Mid-Peak                 5.8
3.                                      Off-Peak                 5.5

4.                          Winter      On-Peak                  5.7
5.                                      Mid-Peak                 5.6
6.                                      Off-Peak                 5.5

7.                          Annual                               5.6

----------

1   This forecast to be used in conjunction with Energy Payment Option 1.

2 The annual energy payments in the table will be converted to seasonal time-of-delivery energy payment rates that are consistent with the time-of-delivery rates currently authorized by the Commission for Avoided Energy Cost Payments.

* In subsequent years, the annual energy payments in the table will be converted to seasonal time-of-delivery energy payment rates that are consistent with time-of- delivery energy payment rates currently authorized by the Commission for Avoided Energy Cost Payments.

                               ZOND SYSTEMS, INC.







                                   APPENDIX D

                                TARIFF RULE TOU-8

                                     RULE 21

                               Schedule No. TOU-8

                             GENERAL SERVICE - LARGE
                             ------- -------   -----


APPLICABILITY
-------------

         Applicable to general service, including lighting and power.

         This schedule is mandatory for all customers whose monthly maximum demand exceeds 500 kW for any three months during the preceding 12 months. Any customer whose monthly maximum demand has fallen below 450 kW for 12 consecutive months may elect to take service on any other applicable schedule.

TERRITORY
---------

         Within the entire territory served.

RATES
-----

                                                                       Per Meter
                                                                       Per Month
                                                                       ---------

     Customer Charge:..............................................      $560.00

     Demand Charge (to be added to Customer Charge):

       All kW of on-peak billing demand, per kW....................        $5.05
       Plus all kW of mid-peak billing demand, per kW..............         0.65
       Plus all kW of off-peak billing demand, per kW..............    No Charge

       (Subject to Minimum Demand Charge. See Special Condition No. 6)

     Energy Charge (to be added to Demand Charge):

       All on-peak kWh, per kWh ..................................   7.939(cent)
       Plus all mid-peak kWh, per kWh ............................   6.617(cent)
       Plus all off-peak kWh, per kWh ............................   5.515(cent)

       The above rates are subject to the Steel Surcharge Adjustment as set forth in Special Condition No. 13.

       For service on Santa Catalina Island, the above rates are subject to the Catalina Energy Cost Balance Adjustment, as set forth in Special Condition No. 14.

     The Energy Charge includes the following Energy Charge Components.


                                   (Continued)



                                                         Schedule No. TOU-8

                                                      GENERAL SERVICE - LARGE
                                                      ------- ------- -----

                                                            (Continued)



ENERGY CHARGE COMPONENTS
------------------------
                                                                                 Per kWh
                                                                     -------------------------------------
     Base Rate:                                                      On-Peak      Mid-Peak     Off-Peak
                                                                     -------      --------     --------
       All kWh ...................................................   2.327(cent)  2.327(cent)  2.327(cent)

     Adjustment Rates:

       Energy Cost Adjustment Billing Factor......................   4.586(cent)  3.264(cent)  2.162(cent)
       Annual Energy Rate.........................................   0.390(cent)  0.390(cent)  0.390(cent)
       Conservation Load Management Adjustment Billing Factor.....   0.026(cent)  0.026(cent)  0.026(cent)
       Electric Revenue Adjustment Billing Factor.................   0.040(cent)  0.040(cent)  0.040(cent)
       Major Additions Adjustment Billing Factor..................   0.492(cent)  0.492(cent)  0.492(cent)
       Annual Major Additions Rate................................   0.071(cent)  0.071(cent)  0.071(cent)
       PUC Reimbursement Fee......................................   0.007(cent)  0.007(cent)  0.007(cent)
                                                                     -----------  -----------  -----------

       Total Adjustment Rates.....................................   5.612(cent)  4.290(cent)  3.188(cent)


     The PUC Reimbursement Fee is described in Schedule No. RF-E. The Adjustment Rates are described in Parts G, I, J, and L of the Preliminary Statement.


SPECIAL CONDITIONS
------------------

  1.  Time periods are defined as follows:

          On-Peak: 1:00 p.m. to 7:00 p.m. summer weekdays except holidays 5:00 p.m. to 10:00 p.m. winter weekdays except holidays

          Mid-Peak:    9:00 a.m. to 1:00 p.m. and 7:00 p.m. to 11:00 p.m. summer
                       weekdays except holidays
                       8:00 a.m. to 5:00 p.m. winter weekdays except holidays

          Off-Peak:    All other hours.

                       Off-peak holidays are New Year's Day,
                       Washington's Birthday, Memorial Day,
                       Independence Day, Labor Day, Veterans Day,
                       Thanksgiving Day, and Christmas.

          When any holiday listed above falls on Sunday, the following Monday will be recognized as an off-peak period. No change in off-peak will be made for holidays falling on Saturday.

          The summer season shall commence at 12:01 a.m. on the last Sunday in April and continue until 12:01 a.m. of the last Sunday in October of each year. The winter season shall commence at 12:01 a.m. on the last Sunday in October of each year and continue until 12:01 a.m. of the last Sunday in April of the following year.

  2.  Voltage: Service will be supplied at one standard voltage.


                                  (Continued)

                               Schedule No. TOU-8

                            GENERAL SERVICE - LARGE
                            ------- -------   -----

                                   (Continued)


SPECIAL CONDITIONS (Continued)
------------------

     3. Maximum Demand: Maximum demands shall be established for the on-peak, mid-peak, and off-peak periods. The maximum demand for each period shall be the measured maximum average kilowatt input indicated or recorded by instruments to be supplied by the Company, during any 15-minute metered interval, but (except for new customers or existing customers electing Contract Demand as defined in these Special Conditions) not less than the diversified resistance welder load computed in accordance with the section designated Welder Service in Rule No. 2. Where the demand is intermittent or subject to violent fluctuations, a 5-minute interval may be used.

     4. Billing Demand: Separate billing demands for the on-peak, mid-peak, and off-peak time periods shall be established for each monthly billing period. The billing demand for each time period shall be the maximum demand for that time period occurring during the respective monthly billing period. The billing demand shall be determined to the nearest kW.

     5. Contract Demand: A contract demand will be established by the Company, based on applicant's demand requirements for any customer newly requesting service on this schedule and for any customer of record on this schedule who requests an increase or decrease in transformer capacity in accordance with Rule No. 12 D. A contract demand arrangement is available upon request for all customers of record on this schedule. The contract demand will be used only for purposes of establishing the minimum demand charge for facilities required to provide service under the rate and will not be otherwise used for billing purposes. Contract demand is based upon the nominal kilovolt-ampere rating of the Company's serving transformer(s) or the standard transformer size determined by the Company as required to serve the customer's stated measurable kilowatt demand, whichever is less and is expressed in kilowatts.

     6. Minimum Demand Charge: Where a contract demand is established, the monthly minimum demand charge shall be $1.00 per kilowatt of contract demand.

     7. Excess Transformer Capacity: The transformer capacity in excess of a customer's contract demand which is either required by the Company because of the nature of the customer's load or requested by the customer. Excess transformer capacity shall be billed at $1.00 per kVA per month.

     8. Voltage Discount: The charges before adjustments will be reduced by 3% for service delivered and metered at voltages of from 2 kV to 10 kV; by 4% for service delivered and metered at voltages of from 11 kV to 50 kV; and by 5% for service delivered and metered at voltages over 50 kV; except that when only one transformation from a transmission voltage level is involved, a customer normally entitled to a 3% discount will be entitled to a 4% discount.



                                   (Continued)

                               Schedule No. TOU-8

                            GENERAL SERVICE - LARGE
                            ------- -------   -----

                                   (Continued)


SPECIAL CONDITIONS (Continued)
------------------

     9.  Power Factor Adjustment:
         -----------------------

         a.  Service Delivered and Metered at 4 kV or Greater:
             The charges will be adjusted each month for reactive demand. The charges will be increased by 20 cents per kilovar of maximum reactive demand imposed on the Company in excess of 20% of the maximum number of kilowatts.

             The maximum reactive demand shall be the highest measured maximum average kilovar demand indicated or recorded by metering to be supplied by the Company during any 15-minute metered interval in the month. The kilovars shall be determined to the nearest unit. A device will be installed on each kilovar meter to prevent reverse operation of the meter.

         b.  Service Delivered and Metered at Less than 4 kV:
             The charges will be adjusted each month for the power factor as follows:

             The charges will be decreased by 20 cents per kilowatt of measured maximum demand and will be increased by 20 cents per kilovar of reactive demand. However, in no case shall the kilovars used for the adjustment be less than one-fifth the number of kilowatts.

             The kilovars of reactive demand shall be calculated by multiplying the kilowatts of measured maximum demand by the ratio of the kilovar-hours to the kilowatthours. Demands in kilowatts and kilovars shall be determined to the nearest unit. A ratchet device will be installed on the kilovar-hour meter to prevent its reverse operation on leading power factors.

     10. Temporary Discontinuance of Service: Where the use of energy is seasonal or intermittent, no adjustments will be made for a temporary discontinuance of service. Any customer prior to resuming service within twelve months after such service was discontinued will be required to pay all charges which would have been billed if service had not been discontinued.


                                   (Continued)

                               Schedule No. TOU-8

                            GENERAL SERVICE - LARGE
                            ------- -------   -----

                                   (Continued)


SPECIAL CONDITIONS (Continued)
------------------


     11. Supplemental Visual Demand Meter: Subject to availability, and upon written application by the customer, the Company will, within 180 days, supply and install a Company-owned supplemental visual demand meter. The customer shall provide the required space and associated wiring beyond the point of interconnection for such installation. Said supplemental visual demand meter shall be in parallel with the standard billing meter delineated in Special Condition 3 above. The readings measured or recorded by the supplemental visual demand meter are for customer information purposes only and shall not be used for billing purposes in lieu of meter readings established by the standard billing meter. If a meter having visual display capability is installed by Edison as the standard billing meter, no additional metering will be installed pursuant to this Special Condition.

       One of the following types of supplemental visual demand meters will be provided in accordance with provisions above at no additional cost to the customer: Dial Wattmeter, Recording Wattmeter, or Paper-Tape Printing Demand Meter.

       If the customer desires a supplemental visual demand meter having features not available in any of the above listed meters, such as an electronic microprocessor-based meter, the Company will provide such a supplemental visual demand meter subject to a monthly charge, if the meter and its associated equipment have been approved for use by the Company. Upon receipt from the customer of a written application the Company will design the installation and will thereafter supply, install, and maintain the supplemental visual demand meter subject to all conditions stated in the first and last paragraph of this Special Condition. For purposes of computing the monthly charge, any such supplemental visual demand meter and associated equipment shall be treated as Added Facilities in accordance with Rule No. 2, Paragraph M, Section 1 and 2 of the tariff rules. Added investment for computing the monthly charge shall be reduced by the Company's estimated total installed cost at the customer location of the Paper Tape Printing Demand Meter offered otherwise herein at no additional cost.

       The Company shall have sole access for purposes of maintenance and repair to any supplemental visual demand meter installed pursuant to this Special Condition and shall provide all required maintenance and repair. Periodic routine maintenance shall be provided at no additional cost to the customer. Such routine maintenance includes changing charts, inking pens, making periodic adjustments, lubricating moving parts and making minor repairs. Non-routine maintenance and major repairs or replacement shall be performed on an actual cost basis with the customer reimbursing the Company for such cost.

     12. Contracts: An initial three-year facilities contract may be required where applicant requires new or added serving capacity exceeding 2,000 kVA.

     13. Steel Surcharge Adjustment: The rates above are subject to adjustment as provided in Part K of the Preliminary Statement, at a billing factor of 0.049(cent) per kWh.

     14. Catalina Energy Cost Balance Adjustment: For service on Santa Catalina Island, the rates above are subject to adjustment as provided in Part G of the Preliminary Statement, at a billing factor of 2.593(cent) per kWh.

                                   Rule No. 21

                     COGENERATION AND SMALL POWER PRODUCTION
                     ------------ --- ----- ----- ----------

                            INTERCONNECTION STANDARDS
                            --------------- ---------



A. General. This rule sets forth requirements and conditions for interconnected non Company-owned generation where such generation may be connected for (1) parallel operation with the service of the Company or (2) isolated operation with standby or breakdown service provided by the Company. For purposes of this rule, the interconnecting entity shall be designated the Producer.

B.   Conditions.

     1. An agreement executed by the Company and the Producer shall be required for interconnected service. Terms for the purchase of power by the Company if applicable, shall be included therein.

     2. Interconnection with the Company's system may not be made until and unless the Company has determined that the interconnection complies with the design and operating requirements set forth herein.

     3. Where interconnection protective equipment is owned, operated and maintained by the Producer, the Producer shall be responsible for damages to the Company or to others arising out of the misoperation or malfunction of the Producer-owned equipment.

     4. The Producer is solely responsible for providing adequate protection for the Producer's facilities interconnected with the Company's system.

C. Design and Operating Requirements. Each generation facility which is or can be connected to the Company's electric system shall be designed and operated so as to prevent or protect against the following adverse conditions on the Company's system. These conditions can cause electric service degradation, equipment damage, or harm to persons:

     1. Inadvertent and unwanted re-energization of a utility dead line or bus.

     2.   Interconnection while out of synchronization.

     3.   Overcurrent.

     4.   Utility system load imbalance.

     5.   Ground faults.

     6.   Generated alternating current frequency outside permitted safe limits.

     7.   Voltage generated outside permitted limits.

     8.   Poor power factor.

     9.   Harmful wave forms.

     The necessary protective equipment (relays, switchgear, transformers, etc.) can be provided by the Producer or by the Company.

     Explanatory information, operating rules and guidelines for meeting the above requirements for small (below 100 kW), medium (100-1000 kW), and large (above 1000 kW) facilities are contained in the Company's guidelines for cogenerators and small power producers. Copies of said guidelines are available from the Company.

D.   Interconnection Facilities.

     1. Interconnection facilities include all required means, and apparatus installed, to interconnect the Producer's generation with the Company's system. Where the Producer desires to sell power to the Company, interconnection facilities include also all required means, and apparatus installed, to enable the Company to receive power deliveries from the Producer. Interconnection facilities may include, but are not limited to:

                                   (Continued)

                                  Rule No. 21

                     COGENERATION AND SMALL POWER PRODUCTION
                     ------------ --- ----- ----- ----------

                            INTERCONNECTION STANDARDS
                            --------------- ---------

                                   (Continued)


D.   Interconnection Facilities. (Continued)

          a. Connection, transformation, switching, communications, control, protective and safety equipment; and

          b. Any necessary reinforcements and additions to the Company's system by the Company.

     2. Where interconnection facilities are to be installed for the Producer's use as added facilities, the Producer shall advance to the Company the installed cost of the added facilities. At the Producer's option, and where such Producer's generation is a qualifying facility and the Producer has established credit worthiness to the Company's satisfaction, the Company shall finance those added facilities it deems to be removable and reusable equipment. Such equipment shall include, but not be limited to, transformation, disconnection, and metering equipment. Added facilities provided under either of the foregoing arrangements are subject to the monthly charge as set forth in Section H of the Company's Rule No. 2. Description of Service, on file with and authorized by the Commission.

     3. When a Producer wishes to reserve facilities paid for by the Producer, but idled by an energy sale conversion, the Company shall impose a special facilities charge reimbursing the Company for costs related to its operation and maintenance of the facility. When a Producer no longer needs facilities for which it has paid, the Producer shall, at a minimum, receive from the Company credit for the net salvage value of the facilities dedicated to Company use. If the Company is able to make use of these facilities to serve other customers, the Producer shall receive the fair market value of the facilities determined as of the date the Producer either decides no longer to use the facilities or fails to pay the required maintenance fee.

     4. The Producer shall be responsible for the costs of exploring the feasibility of a project or its interconnection with the Company system, including reasonable advance charges imposed by the Company for feasibility studies.

     5. An interconnection line study for any Producer shall take no more than one year to complete.

     6. The Producer shall be responsible for costs of telemetering and safety checks except to the extent that, under the Company's effective tariffs, a comparable customer would not be similarly charged.

     7. The Company shall, upon request, give the Producer a binding estimate for line extension and interconnection costs; however, such estimates shall be in effect for a period not to exceed one year from the date provided. A reasonable breakdown of cost estimates shall also be provided in a form sufficiently detailed and understandable by the Producer.

     8. The Company shall have the right to inspect the Producer's interconnection facilities prior to the commencement of parallel operations and require modifications as necessary.

     9. The site of interconnection facilities shall be accessible to Company personnel.

E. Interconnection Reinforcement and/or Additions. The Company's effective tariffs governing interconnection costs and added or special facilities agreements shall be applied to line and system reinforcement and/or additions. In addition, the following shall apply:

     1. A Producer shall pay for new or additional line capacity if necessary for the Company to receive the Producer's power.

     2. The costs of any line reinforcement and/or addition undertaken at the option of the Company to serve additional future customers or Producers shall be borne by the Company.


                                   (Continued)

                                  Rule No. 21

                     COGENERATION AND SMALL POWER PRODUCTION
                     ------------ --- ----- ----- ----------

                            INTERCONNECTION STANDARDS
                            --------------- ---------

                                   (Continued)



E.   Interconnection Reinforcement and/or Additions. (Continued)

     3. For two or more Producers seeking to use an existing line, a first come, first served approach shall be used. This approach shall require that the first Producer to request an interconnection shall, pursuant to written agreement, have the right to use the existing line and shall incur no obligation for costs associated with future line capacity needed to accommodate other Producers or customers. The Company's Standard Offer and/or power purchase agreements for cogeneration and small power production facilities shall specify the date by which the Producer must begin construction. If that date passes and construction has not commenced, the Producer shall be given 30 days to correct the deficiency after receiving a reminder from the Company that the construction start-up date has passed. If construction has not commenced after the 30-day corrective period, the Company shall have the right to withdraw its commitment to the first Producer and offer the right to interconnect on the existing line to the next Producer in order. If two Producers establish the right of first-in-time simultaneously, the two Producers shall share the costs of any additional line capacity necessary to facilitate their cumulative capacity requirements. Costs shall be shared based on the relative proportion of capacity each Producer will add to the line.

     4. The applicable Company tariff provisions shall be applied to a Producer who pays for interconnection reinforcement and/or additions that later accommodate a second Producer as those provisions which would be applied to a comparable Company customer.

     5. The Producer shall be responsible for the costs of only those future system alterations which are necessary to maintain the California Public Utilities Commission's adopted interconnection standards for the Producer's particular interconnection facilities. The relevant interconnection standards shall be those in effect at the time the contract is signed. Should such alterations not be directly required by, or beneficial to the Producer, the Producer shall be treated like any other customer on the Company's system.

F.   Metering.

     1. If the Producer desires to sell electric power to the Company, the Company shall provide, own and maintain at the Producer's expense all necessary meters and associated equipment to be utilized for the measurement of energy and capacity for determining the Company's payment to the Producer pursuant to an applicable agreement.

     2. For purposes of monitoring generator operation and determination of standby charges, the Company shall have the right to install generation metering at the Producer's expense. Where the Producer's generation is 10 MW or greater, telemetering equipment may also be required at the Producer's expense.

     3. The Producer shall provide, at no expense to the Company, a suitable location for all meters and associated equipment in accordance with Rule No. 16.

     4. Where necessary the Company and the Producer shall agree on an appropriate compensation method for transformer losses as specified in the agreement.

     5. The Company shall install a ratchet device so as to prevent reverse operation on the meter(s) recording power provided by the Company, and where appropriate in each of the following cases on, (i) the meter(s) recording reactive demand imposed on the Company's electric system, and (ii) the meter(s) recording power purchased by the Company.

     6. Provision for meter tests and adjustments of bills or payments to the Producer for meter error shall be consistent with Rule No. 17.